Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Third Quarter 2013 Financial Results

LOS ANGELES--(BUSINESS WIRE)--October 24, 2013--Reliance Steel & Aluminum Co. (NYSE:RS) today reported its financial results for the third quarter ended September 30, 2013.

Third Quarter 2013 Financial Highlights

  Sales were $2.44 billion, up 18.9% from $2.06 billion in the third quarter of 2012 and down 0.2% from $2.45 billion in the second quarter of 2013.
  Tons sold were up 31.3% from the third quarter of 2012 and up 2.0% from the second quarter of 2013.
  Net income attributable to Reliance was $95.1 million, down 3.1% from $98.1 million in the third quarter of 2012 and up 17.4% from $81.0 million in the second quarter of 2013.
  Earnings per diluted share were $1.22, down 6.2% from $1.30 in the third quarter of 2012 and up 16.2% from $1.05 in the second quarter of 2013.
  A pre-tax LIFO credit, or income, of $27.5 million, is included in cost of sales compared to a pre-tax LIFO credit of $27.0 million in the third quarter of 2012 and a credit of $5.0 million for the second quarter of 2013.
  Cash flow from operations was $229.1 million and net debt-to-total capital was 34.9% at September 30, 2013.
  Increased quarterly cash dividend to $0.33 per share in July 2013.

Management Commentary

“Overall demand in the third quarter was a bit better than anticipated with third quarter tons sold up 2.0% compared to the prior quarter,” said David H. Hannah, Chairman and CEO of Reliance. “Although a significant portion of the increase was due to an additional two weeks of Metals USA activity in the third quarter, our same-store tons sold were up 0.4%. The normal seasonal trend is for third quarter demand to be down from second quarter; however, our 2013 second quarter demand was lower than expected. Metals pricing, on the other hand, was weaker than we had expected, with our average selling price per ton sold down 2.3% from the prior quarter, and down 9.5% compared to the third quarter last year. Despite the persistently soft pricing environment, which weighs heavily on our net sales and profitability, the strong operational execution by our managers in the field partially offset the pricing impact as demonstrated by Reliance’s increase in gross profit margin.”

Mr. Hannah continued, “We continue to profitably grow through successful M&A activity to supplement organic growth. Including acquisitions that were completed in 2012 and 2013, third quarter consolidated net sales were up 18.9% and tons sold were up 31.3% compared to the same period last year. This solid growth was driven primarily by the acquisition of Metals USA, which was completed early in the second quarter this year and has been accretive to our earnings. We are very pleased with the Metals USA integration progress and our ability to grow despite economic and cyclical challenges.”

Third Quarter 2013 Business Metrics
(tons in thousands)
			Sequential		Year-Over-
	Q3	Q2	Quarter	Q3	Year
	2013	2013	Change	2012	change
Tons sold	1,452.5	1,423.5	2.0%	1,105.9	31.3%
Tons sold (same store)	1,137.2	1,132.9	0.4%	1,102.9	3.1%

Avg. price per ton sold	$1,679	$1,718	(2.3%)	$1,856	(9.5%)

Third Quarter 2013 Major Commodity Metrics
						Average Selling Price per Ton Sold
	Tons Sold (tons in thousands; percent change)					(percent change)
			Sequential		Year-Over-	Sequential	Year-Over-
	Q3 2013	Q2 2013	Quarter	Q3 2012	Year	Quarter	Year
	Tons Sold	Tons Sold	Change	Tons Sold	Change	Change	Change
Carbon steel	1,195.3	1,170.6	2.1%	887.1	34.7%	(1.1%)	(7.1%)
Aluminum	75.0	76.2	(1.6%)	59.4	26.3%	(2.9%)	(7.4%)
Stainless steel	74.4	72.4	2.8%	59.0	26.1%	(4.1%)	(13.7%)
Alloy	74.6	70.9	5.2%	73.8	1.1%	(3.6%)	(6.2%)

	Sales ($’s in millions; percent change)
			Sequential		Year-Over-
			Quarter		Year
	Q3 2013 Sales	Q2 2013 Sales	Change	Q3 2012 Sales	Change
Carbon steel	$1,338.3	$1,325.6	1.0%	$1,069.5	25.1%
Aluminum	$378.0	$395.5	(4.4%)	$323.3	16.9%
Stainless steel	$348.9	$353.9	(1.4%)	$320.1	9.0%
Alloy	$219.9	$216.8	1.4%	$231.8	(5.1%)

Year-to-Date (9 months) Business Metrics
(tons in thousands)
			Year-Over-
			Year
	2013	2012	change
Tons sold	3,981.9	3,425.8	16.2%
Tons sold (same store)	3,362.3	3,418.9	(1.7%)

Avg. price per ton sold	$1,736	$1,916	(9.4%)

Year-to-Date (9 months) Major Commodity Metrics
				Average Selling Price per
	Tons Sold (tons in thousands; percent change)			Ton Sold (percent change)
	2013	2012	Year-Over- Year
	Tons Sold	Tons Sold	Change	Year-Over-Year Change
Carbon steel	3,234.5	2,745.7	17.8%	(9.3%)
Aluminum	213.8	184.4	15.9%	(6.3%)
Stainless steel	208.7	179.8	16.1%	(12.8%)
Alloy	228.3	238.6	(4.3%)	(6.8%)

	Sales ($’s in millions; percent change)
			Year-Over- Year
	2013 Sales	2012 Sales	Change
Carbon steel	$3,676.2	$3,442.7	6.8%
Aluminum	$1,113.2	$1,024.8	8.6%
Stainless steel	$1,019.5	$1,007.6	1.2%
Alloy	$680.2	$762.5	(10.8%)

End-market Commentary

Continued strength in automotive (through the Company’s toll processing operations) along with solid but lower operating results in aerospace, energy (oil and gas) and manufactured goods including agriculture and heavy equipment continue to offset the slow recovery in non-residential construction.

  Aerospace remains relatively strong although both pricing and overall volumes declined compared to the third quarter of 2012 and the second quarter of 2013. Reliance expects that demand in the aerospace market will improve in 2014 and beyond, although pricing will be under some pressure due to excess mill capacity.
  Automotive, supported by the Company’s toll processing operations in the U.S. and Mexico, was strong during the quarter. Reliance continues to anticipate a solid automotive end-market for the remainder of 2013 and into 2014.
  Energy (oil and gas) continues to perform well, despite lower demand levels than 2012 with some normal seasonal improvement during the 2013 third quarter compared to the second quarter of 2013. Demand for the products Reliance sells is expected to improve, with continued pressure on pricing due to excess industry capacity.

  Heavy industry continues to perform reasonably well. The Company expects a seasonal decline in demand in the 2013 fourth quarter.
  Non-residential construction continues to show signs of a slow but steady recovery, albeit at significantly reduced demand levels from its peak. During the third quarter, North American industrial construction related to manufacturing and energy exhibited the most improvement. Reliance is cautiously optimistic that this important end-market will improve modestly in 2014.

Balance Sheet & Liquidity

As of September 30, 2013, total debt outstanding was $2.15 billion, for a net debt-to-total capital ratio of 34.9%, down from 37.6% at June 30, 2013. $183.1 million of debt was paid down in the 2013 third quarter, with only $500 million outstanding on the $1.5 billion credit facility at September 30, 2013. Year-to-date, the Company generated $513.0 million in cash flow from operating activities, compared to cash flow from operating activities of $268.8 million during the first nine months of 2012. Reliance remains pleased with its overall financial position and strong cash flow.

Corporate Developments

On October 22, 2013, the Board of Directors declared a regular quarterly cash dividend of $0.33 per share of common stock. The dividend is payable on December 19, 2013 to shareholders of record as of November 21, 2013. The Company has paid regular quarterly dividends for 54 consecutive years and most recently increased the quarterly dividend rate by 10% in July 2013.

Business Outlook

The Company expects that global economic and political uncertainty, complicated further by political issues in the U.S., will continue to present challenges to industrial growth in the fourth quarter of 2013. In addition, fewer shipping days due to the holiday season and extended holiday-related closures at many of our customers’ facilities are expected to reduce tons sold in the fourth quarter as compared to the 2013 third quarter, a typical seasonal trend. Overall pricing is expected to remain near the current low levels for the remainder of the year. As a result, for the fourth quarter ending December 31, 2013, management currently expects GAAP earnings per diluted share to be in the range of $.90 to $1.00.

Conference Call Details

A conference call and simultaneous webcast to discuss third quarter 2013 financial results and business outlook will be held today, October 24, 2013, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. David Hannah, Reliance Steel & Aluminum Co.'s Chairman of the Board and Chief Executive Officer, Gregg Mollins, President and Chief Operating Officer and Karla Lewis, Executive Vice President and Chief Financial Officer, will host the call. To listen to the live call by telephone, please dial (888) 267-2845 (U.S. and Canada) or (973) 413-6102 (International) approximately 10 minutes prior to the start time and use the conference entry code: 1799. Additionally, a live webcast of the call will be available on the Investor Information section of Reliance’s web site at www.rsac.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 1:30 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, November 7, 2013 by dialing (973) 528-0005 and entering the conference entry code: 1799. The webcast will remain posted on the Investor Information section of Reliance’s web site at www.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 290 locations in 39 states and ten countries outside of the United States, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of our business strategies and our expectations concerning future results of operations, margins, profitability, liquidity and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports we have filed with the Securities and Exchange Commission (the "SEC"). As a result, these statements speak only as of the date that they are made, and Reliance undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about our business can be found in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

RELIANCE STEEL & ALUMINUM CO.
SELECTED UNAUDITED FINANCIAL DATA
(in millions, except share and per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Income Statement Data:
Net sales	$2,443.5	$2,055.3	$6,917.1	$6,553.3
Gross profit[1]	643.0	535.3	1,793.4	1,682.5
Operating income	163.1	152.6	438.6	523.4
Pre-tax income	142.7	143.8	385.3	488.1
Net income attributable to Reliance	95.1	98.1	259.8	323.1
Diluted earnings per share attributable to Reliance shareholders	$1.22	$1.30	$3.35	$4.28
Weighted average shares outstanding – diluted	77,857,506	75,710,040	77,471,866	75,549,903
Gross profit margin[1]	26.3%	26.0%	25.9%	25.7%
Operating income margin	6.7%	7.4%	6.3%	8.0%
Pre-tax income margin	5.8%	7.0%	5.6%	7.4%
Net income margin - Reliance	3.9%	4.8%	3.8%	4.9%
Cash dividends per share	$0.33	$0.25	$0.93	$0.55

	September 30,	December 31,
	2013	2012*
Balance Sheet and Other Data:
Current assets	$2,869.1	$2,277.4
Working capital	2,155.4	1,699.2
Property, plant and equipment, net	1,585.2	1,240.7
Total assets	7,492.3	5,857.7
Current liabilities	713.7	578.2
Long-term debt	2,112.9	1,123.8
Total Reliance shareholders’ equity	3,821.2	3,558.4
Capital expenditures (year-to-date)	118.7	214.0
Cash provided by operations (year-to-date)	513.0	601.9
Net debt-to-total capital[2]	34.9%	23.8%
Return on Reliance shareholders’ equity[3]	9.6%	12.8%
Current ratio	4.0	3.9
Book value per share[4]	$49.43	$46.82

* Amounts were derived from audited financial statements.

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as fluctuations in our gross profit margin can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).
[3] Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance shareholders’ equity.
[4] Book value per share is calculated as total Reliance shareholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

ASSETS
	September 30,	December 31,
	2013	2012*
Current assets:
Cash and cash equivalents	$104.9	$97.6
Accounts receivable, less allowance for doubtful accounts of $22.2 at September 30, 2013 and $20.5 at December 31, 2012	1,073.5	807.7
Inventories	1,582.9	1,272.3
Prepaid expenses and other current assets	50.0	40.9
Income taxes receivable	22.0	28.4
Deferred income taxes	35.8	30.5
Total current assets	2,869.1	2,277.4
Property, plant and equipment:
Land	186.1	155.6
Buildings	911.4	725.1
Machinery and equipment	1,330.2	1,124.7
Accumulated depreciation	(842.5)	(764.7)
	1,585.2	1,240.7

Goodwill	1,710.0	1,314.6
Intangible assets, net	1,241.3	936.5
Cash surrender value of life insurance policies, net	36.7	45.2
Investments in unconsolidated entities	16.4	15.5
Other assets	33.6	27.8
Total assets	$7,492.3	$5,857.7

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$406.6	$255.6
Accrued expenses	110.4	87.4
Accrued compensation and retirement costs	112.8	112.8
Accrued insurance costs	44.6	38.8
Current maturities of long-term debt and short-term borrowings	39.3	83.6
Total current liabilities	713.7	578.2
Long-term debt	2,112.9	1,123.8
Long-term retirement costs	102.0	94.9
Other long-term liabilities	34.8	27.1
Deferred income taxes	697.9	466.3
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	--	--
Common stock, no par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 77,326,460 at September 30, 2013
and 76,042,546 at December 31, 2012, stated capital	805.0	722.2
Retained earnings	3,026.4	2,837.7
Accumulated other comprehensive loss	(10.2)	(1.5)
Total Reliance shareholders’ equity	3,821.2	3,558.4
Noncontrolling interests	9.8	9.0
Total equity	3,831.0	3,567.4
Total liabilities and equity	$7,492.3	$5,857.7

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012

Net sales	$2,443.5	$2,055.3	$6,917.1	$6,553.3

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,800.5	1,520.0	5,123.7	4,870.8
Warehouse, delivery, selling, general and administrative	430.0	345.4	1,213.7	1,049.8
Depreciation and amortization	49.9	37.3	141.1	109.3
	2,280.4	1,902.7	6,478.5	6,029.9

Operating income	163.1	152.6	438.6	523.4

Other income (expense):
Interest	(21.6)	(14.7)	(56.8)	(44.2)
Other income, net	1.2	5.9	3.5	8.9
Income before income taxes	142.7	143.8	385.3	488.1
Income tax provision	46.7	44.4	122.9	160.6
Net income	96.0	99.4	262.4	327.5
Less: Net income attributable to noncontrolling interests	0.9	1.3	2.6	4.4
Net income attributable to Reliance	$95.1	$98.1	$259.8	$323.1

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$1.22	$1.30	$3.35	$4.28

Basic earnings per common share attributable to Reliance shareholders	$1.23	$1.30	$3.39	$4.30

Cash dividends per share	$0.33	$0.25	$0.93	$0.55

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended
	September 30,
	2013	2012
Operating activities:
Net income	$262.4	$327.5
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization expense	141.1	109.3
Deferred income tax provision (benefit)	1.2	(2.8)
Loss (gain) on sales of property, plant and equipment	0.8	(3.1)
Equity in earnings of unconsolidated entities	(1.6)	(1.6)
Dividends received from unconsolidated entities	0.6	1.0
Share-based compensation expense	21.3	17.2
Other	(0.4)	2.1
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(66.8)	(60.6)
Inventories	62.3	(136.9)
Prepaid expenses and other assets	4.0	(16.3)
Accounts payable and other liabilities	88.1	33.0
Net cash provided by operating activities	513.0	268.8

Investing activities:
Purchases of property, plant and equipment	(118.7)	(137.4)
Acquisitions, net of cash acquired	(796.8)	(83.0)
Proceeds from sales of property, plant and equipment	9.4	6.7
Net proceeds from redemptions of life insurance policies	6.9	2.8
Other	0.8	(2.9)
Net cash used in investing activities	(898.4)	(213.8)

Financing activities:
Net short-term debt repayments	(470.0)	(28.1)
Proceeds from long-term debt borrowings	2,297.9	531.0
Principal payments on long-term debt	(1,414.0)	(497.9)
Debt issuance costs	(10.3)	--
Payments to noncontrolling interest holders	(1.8)	(2.1)
Dividends paid	(71.4)	(41.3)
Tax benefit from share-based compensation	0.9	--
Exercise of stock options	61.5	20.6
Net cash provided by (used in) financing activities	392.8	(17.8)
Effect of exchange rate changes on cash	(0.1)	(1.2)
Increase in cash and cash equivalents	7.3	36.0
Cash and cash equivalents at beginning of year	97.6	84.6
Cash and cash equivalents at end of period	$104.9	$120.6

Supplemental cash flow information:
Interest paid during the period	$38.4	$35.6
Income taxes paid during the period	$115.2	$218.6

Non-cash investing and financing activities:
Debt assumed in connection with acquisitions	$529.9	$29.5

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS RECONCILIATION
(in millions, except per share amounts)

	Net Income (loss)			Diluted EPS
	Three Months Ended			Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	June 30, 2013	September 30, 2012

Net income attributable to Reliance	$95.1	$81.0	$98.1	$1.22	$1.05	$1.30
Acquisition and related costs	—	9.3	—	—	0.12	—
Restructuring and other charges	—	1.0	—	—	0.01	—
Income tax benefit, related to above items	—	(3.0)	—	—	(0.04)	—
Net income attributable to Reliance, adjusted	$95.1	$88.3	$98.1	$1.22	$1.14	$1.30

	Net Income (loss)		Diluted EPS
	Nine Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012

Net income attributable to Reliance	$259.8	$323.1	$3.35	$4.28
Acquisition and related costs	12.4	—	0.16	—
Restructuring and other charges	1.0	—	0.01	—
Income tax benefit, related to above items	(3.0)	—	(0.04)	—
Net income attributable to Reliance, adjusted	$270.2	$323.1	$3.48	$4.28

Our presentation of adjusted net income and adjusted EPS over certain periods is an attempt to provide meaningful comparisons to our historical performance for our existing and future shareholders. The significant costs we have incurred relating to our recent acquisition of Metals USA and restructuring activity make comparisons of our operating results difficult to discern using GAAP measures.

  Acquisition and related charges includes direct costs incurred to complete our acquisition of Metals USA ($11.4 million) and costs incurred to modify our credit facility ($1.0 million) and includes the write-off of previously capitalized amounts.
  Restructuring and other charges relate to the closure of one of our metals service centers.

CONTACT:
Reliance Steel & Aluminum Co.
Brenda Miyamoto, Investor Relations
213-576-2428
investor@rsac.com
or
Addo Communications
310-829-5400